Exhibit 99.1

News Release

Contact:	Ed Caminos
Chief Financial Officer
281-752-1202

BPZ Energy Provides Fourth Quarter and Year Ended December 31, 2010 Financials and Operations Update

HOUSTON—March 15, 2011— BPZ Resources, Inc., d/b/a BPZ Energy, (NYSE:BPZ) announces financial and operating results for the fourth quarter and year ended December 31, 2010.  For the fourth quarter the Company reported operating loss of $11.8 million and net loss of $10.1 million or $(0.09) per share and operating loss of $60.8 million and net loss of $59.8 million or $(0.52) per share for full year 2010.  The Company had earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (EBITDAX) of $10.9 million and $38.8 million for the fourth quarter and year ended December 31, 2010, respectively.  See the reconciliation and rationale for this non-GAAP measure in the table below. The table below illustrates the Company’s Consolidated Statements of Operations for the fourth quarter, and year ended as of, December 31, 2010 and 2009.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Oil revenue, net	$36,945	$15,092	$110,075	$52,454
Other revenue	389	—	389	—

Total revenue	37,334	15,092	110,464	52,454

Operating and administrative expenses:
Lease operating expense	11,276	6,668	32,585	28,113
General and administrative expense	7,881	8,302	32,655	33,258
Geological, geophysical and engineering expense	12,091	6,574	19,107	7,768
Dry hole costs	719	—	32,778	—
Depreciation, depletion and amortization expense	9,562	6,536	33,755	25,803
Standby costs	7,487	—	7,487	—
Other expense	151	—	12,889	—

Total operating and administrative expenses	49,167	28,080	171,256	94,942

Operating loss	(11,833)	(12,988)	(60,792)	(42,488)

Other income (expense):
Income from investment in Ecuador property, net of amortization	129	1,130	740	1,208
Interest expense	(3,108)	—	(11,618)	—
Interest income	101	28	272	215
Other income (expense)	(9)	(69)	19	(1,312)

Total other income (expense), net	(2,887)	1,089	(10,587)	111

Loss before income taxes	(14,720)	(11,899)	(71,379)	(42,377)

Income tax benefit	(4,644)	(1,921)	(11,608)	(6,575)

Net loss	$(10,076)	$(9,978)	$(59,771)	$(35,802)

Basic and diluted net loss per share	$(0.09)	$(0.09)	$(0.52)	$(0.35)
Weighted average common shares outstanding	115,507	115,135	115,368	103,362

Reserves Update

As of December 31, 2010 the Company’s total net proved reserves consisted of 38.9 million barrels of crude oil (MmBbls).  This represents a 1.4 MmBbls (4%) increase over the Company’s proved reserves reported as of December 31, 2009 and a reserve replacement for 2010 of approximately 191%.  The reserves report was prepared under the rules of the Securities and Exchange Commission (SEC) by the independent reserve engineering firm Netherland, Sewell & Associates, Inc. (NSAI) and covered a portion of the Company’s Block Z-1 Corvina and Albacora fields located in offshore northwest Peru, using referential 2010 average oil price of $76.92 per barrel.

Net Proved Crude Oil Reserves and Future Net Cash Flows

As of December 31, 2010

Based on Average First Day-of-the-Month Fiscal-Year Prices

	Actual	Estimated Future Capital Expenditures
	(In MBbls)	(In thousands)
Proved Developed Producing	5,427	$30,528
Proved Developed Not Producing	6,804	27,400
Proved Undeveloped	26,645	325,800
Total	38,876	$383,728

Standardized Measure of Discounted Future Net Cash Flows, Discounted @ 10% (in thousands)	$1,098,361

Financial Highlights from Quarter and Year Ended December 31, 2010

Production and Revenue

For the three months ended December 31, 2010, net oil revenue increased by $21.8 million to $36.9 million from $15.1 million for the same period in 2009.  The increase in net oil revenue is due to an increase of 252 MBbls of oil sold at $78.39 per barrel. The net realized price per barrel for the fourth quarter increased $9.30, or 13%. Total sales for the three months ended December 31, 2010 was 471 MBbls compared to 219 MBbls for the same period in 2009.

Total oil production for the three months ended December 31, 2010 was 414 MBbls (4,500 bopd) compared to 212 MBbls (2,304 bopd) for the same period in 2009.  During both periods, the Company had intermittent oil production from six producing wells in the Corvina field and one producing well in the Albacora field.

On November 30, 2010, the Company placed the Corvina field into commercial production. Prior to that time all Corvina oil sales were from oil produced under the Peruvian well testing regulations. Additionally, all oil sales from the Albacora field were from oil produced under the Peruvian well testing regulations.

Although the number of wells contributing to production was the same in the fourth quarter 2010 compared to the same period in 2009, several wells, the CX11-17D, CX11-23D and the A-14XD wells, have had continuous stable production during the quarter, resulting in 2010 fourth quarter production being approximately twice that of fourth quarter 2009.  In addition, 2009 fourth quarter oil production was negatively impacted due to the CX11-14D well being shut in since November 7, 2009 as well as the CX11-21XD.

For the year ended December 31, 2010, net oil revenue increased by $57.6 million to $110.1 million from $52.5 million for the same period in 2009. The increase in net revenue is due to an increase in the amount of oil sold, 555 MBbls, and an increase of $18.04 to $72.53 in 2010 from $54.49 in 2009, or 33%, in the average per barrel price realized. During 2010, oil prices again rose during the year, trading in a range of $70 - $90 per barrel compared to prices in 2009, which rose from $39 per barrel at the start of the year to $73 per barrel toward the end of the year. Total sales for the year ended December 31, 2010 were 1,518 MBbls compared to 963 MBbls for the same period in 2009.

For the year ended December 31, 2010, oil production was 1,527 MBbls (4,185 bopd) compared to 991 MBbls (2,715 bopd) for the same period in 2009. For both the year ended December 31, 2010 and 2009, the Company had intermittent production from six producing wells in the Corvina field and one producing well in the Albacora field.

Other Revenue

After suspending drilling operations at the A platform in the Albacora field in October 2010, another operator chartered two of the Company’s support vessels for a one year term. Therefore, included in other revenue is revenue of $0.4 million for the three months and full year ending December 31, 2010 associated with the chartering of those vessels since November 15, 2010.

Lease Operating

For the three months ended December 31, 2010, lease operating expense (LOE) was $11.3 million ($23.92 per Bbl) compared to $6.7 million ($30.52 per Bbl) for the same period in 2009.  The increase in LOE is due primarily to increased repair and maintenance expense of $1.6 million, crude oil transportation costs of $1.0 million, increased fuel costs of $0.5 million, increased salary expenses of $0.4 million, increased rental expenses of $0.2 million and increased expenses associated with sales from oil inventory of $1.0 million.  Partially offsetting these increases are decreases in workover expenses of $1.2 million. The main reason for the increase in the lease operating expense is due to operating two fields for the fourth quarter 2010 compared to operating one field for most of the fourth quarter in 2009. Lease operating expense for 2010 also includes the operation of a larger oil transportation vessel and new storage vessel.

For the year ended December 31, 2010, lease operating expense increased by $4.5 million to $32.6 million ($21.47 per Bbl) from $28.1 million ($29.21 per Bbl) for the same period in 2009. During 2010 compared to 2009, nearly all lease operating expenses increased; however, the Company has seen the largest increases in crude oil transportation costs of $3.7 million, increased fuel costs of $2.4 million, increased repair and maintenance expenses of $2.0 million, supplies used in operations of $1.0 million, increased lab fees of $0.9 million, salary and labor costs of $0.6 million, increased equipment rental expense of $0.5 million, and increased other lease operating expenses of $1.2 million.  Partially offsetting these increases to expense are decreases in workover expenses of $7.7 million. The main reason for the increase in the lease operating expense is due to operating two fields in 2010 compared to operating one field for most of 2009, and lease operating expense for 2010 also includes the operation of a larger oil transportation vessel and new storage vessel. With respect to workovers, during the year ended December 31, 2010, we performed a total of four workovers.  However, only the workover on the CX11-19D well, whose total was $1.9 million, was greater than $0.1 million. For the same period in 2009, we also had four workovers, totaling $9.8 million.

General and Administrative

For the fourth quarter ended December 31, 2010, general and administrative (G&A) expenses were $7.9 million as compared to $8.3 million for the same period in 2009.  Included in G&A for the quarter ended December 31, 2010 and 2009 is stock-based compensation expense of $1.1 million and $2.7 million, respectively.  The decrease in stock-based compensation expense is due to the vesting in 2009 of the majority of the awards granted in 2007 and 2008, which were granted at times when the grant date fair value of the awards was higher due to the then higher price of the Company’s common stock.  Other general and administrative expenses increased $1.1 million to $6.7 million from $5.6 million for the same period in 2009. The $1.1 million increase is due to increased professional fees and travel related costs, partially offset by lower salary and personnel related costs.

For the year ended December 31, 2010, general and administrative expenses decreased $0.6 million to $32.7 million from $33.3 million for the same period in 2009. Stock-based compensation expense, a subset of general and administrative expenses, decreased by $6.8 million to $5.8 million for the year ended December 31, 2010 from $12.6 million for the same period in 2009. The decrease in stock-based compensation expense is due to the decrease in fair market value of awards granted in 2010. Other general and administrative expenses increased $6.1 million to $26.7 million from $20.6 million for the same period in 2009. The $6.1 million increase is due to increased professional fees of $3.2 million, increased salary and salary related expenses of $0.9 million, increased travel and travel related expenses of $0.9 million, increased maintenance and repair expense of $0.7 million and increased rent expense of $0.3 million.

Geological, Geophysical and Engineering

For the three months ended December 31, 2010, geological, geophysical and engineering expenses increased $5.5 million to $12.1 million compared to $6.6 million for the same period in 2009.  The increase in geological, geophysical and engineering expense is due to acquisition of seismic data and other seismic costs related to Block XXII and Block XXIII.

For the year ended December 31, 2010, geological, geophysical and engineering expenses increased $11.4 million to $19.1 million compared to $7.7 million for the same period in 2009. The $11.4 million increase is comprised of increased seismic acquisition costs of $10.5 million and increased environmental laboratory and consulting expenses of $0.9 million. The increase of $0.9 million of environmental laboratory and consulting expenses is due to additional environmental studies for Block Z-1, Block XXII and Block XXIII and additional water discharge monitoring for our production systems during the extended testing period.

For the year ended December 31, 2010, the Company incurred $16.8 million of seismic acquisition costs as part of our plan to obtain approximately 370 square kilometers of 3-D seismic data and 314 kilometers of 2-D seismic data related to Block XXIII and 260 kilometers of 2-D seismic data for Block XXII.  During the year ended December 31, 2009, the Company incurred a cost of $6.3 million as part of its plan to acquire approximately 1,500 square kilometers of 3-D seismic data for Block Z-1.

Dry Hole Costs

For year ended December 31, 2010, the Company wrote-off $17.9 million of exploratory dry hole costs related to the A-17D well in the Albacora field which, in September 2010, was determined to have no commercial quantities of hydrocarbons and was abandoned.  In addition, we wrote-off $14.9 million of suspended well costs for two previously drilled wells, the A-15D and A-16D, as those wells were intended to follow the same trajectory and reach the same location as the A-17D well but neither reached the target due to mechanical problems and both wells were abandoned.  There were no similar expenses for the same periods in 2009.

Depreciation, Depletion and Amortization

For the three months ended December 31, 2010 and 2009, depreciation, depletion and amortization expense were $9.6 million and $6.5 million, respectively.  For the three months ended December 31, 2010, approximately

30% of depletion expense came from oil sold from the Albacora field and 70% came from oil originating from the Corvina field.  During the same period in 2009, all of the depletion expense came from oil sales originating from the Corvina field. Because the depletion rate for the Albacora field is less than that of the Corvina field, depreciation, depletion and amortization increased by only 46% while the number of barrels sold increased 116%.

For the year ended December 31, 2010, depreciation, depletion and amortization expense increased $8.0 million to $33.8 million from $25.8 million for the same period in 2009 and approximately 75% of depletion expense came from oil sold from the Corvina field and approximately 25% came from oil sold from the Albacora field. During the same period in 2009, all of the depletion expense came from oil sales originating from the Corvina field.

Standby Costs

As a result of suspending drilling operations in Albacora, until the Company completes our seismic data acquisition program on Block Z-1, and the demobilization and refurbishment of the drilling rig used at Corvina, which is still under contract, the Company incurred and is reporting $7.5 million in standby costs during the fourth quarter 2010.  These include $4.9 million of standby rig costs, $0.8 million of standby vessel expenses, $1.2 million of salary and salary related expenses associated with drilling operations, and $0.6 million of fuel and other expenses.  There were no similar expenses incurred in 2009.

Other Expense

The year ended December 31, 2010, includes $12.9 million of non-recurring charges as “Other expense” which the Company reported in the third quarter 2010. These charges include $10.7 million of charges related to certain engineering, consulting, environmental and legal costs for its planned gas plant, pipeline and gas-to-power project and $2.2 million of charges related to the abandonment of two platforms. There were no similar expenses for the same period in 2009.

Other Income and (Expense)

For the three months ended December 31, 2010, other expense was $2.9 million as compared to other income of $1.1 million in the same period in 2009.  The main component of this category is interest expense.

For the three months ended December 31, 2010, the Company recognized approximately $3.1 million of net interest expense which includes $5.8 million of interest expense reduced by $2.7 million of capitalized interest expense.  For the same period in 2009, the Company did not recognize any interest expense as it capitalized all interest expense of $1.1 million to construction in progress.  For the three months ended December 31, 2010, the increase in interest expense is due to the $170.9 million of 2015 Convertible Notes issued in 2010.

For the year ended December 31, 2010, the Company recognized approximately $11.6 million of net interest expense which includes $21.2 million of interest expense reduced by $9.6 million of capitalized interest expense. For the same period in 2009, the Company did not recognize any interest expense as we capitalized all interest expense of $4.4 million to construction in progress. For the year ended December 31, 2010, the increase in interest expense is due to the $170.9 million of 2015 Convertible Notes issued in 2010.

Income Tax

For the three months ended December 31, 2010, the Company recognized an income tax benefit of approximately $4.6 million on a net loss before income tax of approximately $14.7 million.  For the same period in 2009, the Company recognized an income tax benefit of approximately $1.9 million on a net loss before income tax of approximately $11.9 million.

For the full year ended December 31, 2010, the Company recognized an income tax benefit of approximately $11.6 million on a net loss before income tax of approximately $71.4 million.  For the same period in 2009, the Company recognized an income tax benefit of approximately $6.6 million on a net loss before income tax of approximately $42.4 million.

Liquidity, Capital Expenditures and Capital Resources

Liquidity

At December 31, 2010, the Company had cash and cash equivalents of $11.8 million and current accounts receivable related to its December oil sales of $11.2 million, all of which was collected in early January 2011. The Company had a working capital surplus at December 31, 2010 of $22.7 million.

Capital Expenditures

The Company reported total capital expenditures, including capitalized interest, of approximately $42.6 million for the fourth quarter ended December 31, 2010 and $159.9 million capital expenditures for the full year 2010.  Highlights include:

•                  $46.1 million and $33.2 million for the year related to drilling costs associated with the Corvina and Albacora fields, respectively, along with $1.9 million during the quarter and $2.2 million for the full year in site preparation for drilling in Block XIX.

•                  $26.0 million during the quarter and $41.7 million for the year as a result of the GE turbine payments related to the Company’s gas-to-power project.

•                  $9.2 million during the quarter and $16.4 million for the full year for production facilities.

•                  $7.3 million for the full year for machinery and equipment.

•                  $5.5 million for the full year for upgrades and additions to our existing platforms.

•                  $7.2 million during the quarter and $7.5 million for full year for other capital needs.

Capital Resources

At December 31, 2010, our outstanding long-term debt and short-term debt consisted of a $12.5 million IFC Facility bearing interest at LIBOR plus 2.75% due December 31, 2012 and $170.9 million Convertible Notes due 2015, which are reduced by $30.1 million of the remaining unamortized discount, resulting in a debt amount of $140.8 million. At December 31, 2010, the current and long-term portions of our capital lease obligations, primarily related to the barges used in our marine operations were $4.2 million and $3.4 million, respectively.

The Company has engaged Credit Suisse (USA) LLC as financial advisor to assist in pursuing joint venture partnerships and/or farm-outs for some or all of the Company’s assets and evaluate options for financing its operations in northwest Peru.

Subsequent Events

The Company and its subsidiaries completed a credit agreement with Credit Suisse on January 27, 2011 where Credit Suisse provided $40.0 million of secured financing and utilized a portion of the proceeds to retire the existing $12.5 million debt with the IFC.

On February 3, 2011, the initial conversion rate on the $170.9 Million Convertible Notes due 2015 was adjusted according to the terms of the agreement. The conversion rate increased to 169.0082 shares per $1,000 principal amount (equal to an adjusted conversion price of $5.9169).

On January 24, 2011 production at Albacora was suspended under the Extended Well Testing program. On February 10, 2011 the Company received notice that its application for further Extended Well Testing for the A-14XD well in its Albacora field was denied. In March 2011 the remaining inventory of Albacora oil production was sold at current market prices.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net loss	$(10,076)	$(9,978)	$(59,771)	$(35,802)
Interest expense, net	3,108	—	11,618	—
Income tax benefit	(4,644)	(1,921)	(11,608)	(6,575)
Depreciation, depletion and amortization expense	9,562	6,536	33,755	25,803
Geological, geophysical and engineering expense	12,091	6,574	19,107	7,768
Dry hole costs	719	—	32,778	—
Other expense	151	—	12,889	—
EBITDAX (a)	$10,911	$1,211	$38,768	$(8,806)

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and non-recurring charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

On November 30, 2010 we placed our Corvina oil field into commercial production.  This entailed the installation and commissioning of the gas injection compressor on the Corvina platform. We now operate at Corvina without flaring associated gas. To date, the compressor has met or exceeded our expectations for operating efficiency. We were able to continue to operate and produce from the Albacora A-14XD during the entire year 2010 under extended well testing permit, but on January 24, 2011 the well was shut in as the testing permit expired.

During the fourth quarter 2010, we reached agreement with another operator to use the Petrex 18 drilling rig which had been working on our Albacora platform. The rig will be available for our use again near year end 2011. In addition, we have reached agreements to charter to that same operator our BPZ02 barge that supports the Petrex 18 drilling rig, as well as the Don Fernando construction barge.

During December 2010 we initiated formal front end engineering and design (FEED) work for the new Corvina CX-15 platform that is planned to have 24 drilling slots and to be constructed and installed in the Corvina field to continue the development of our proved and probable reserves in 2012.

Manolo Zuniga, President and Chief Executive Officer stated

“The Company ended the year on a positive note as the Corvina field was placed into commercial production and our reserves estimates came in strong, with a 4% year on year increase to 38.9 million barrels. In addition during the fourth quarter 2010, we averaged 4,500 barrels per day of total oil production from Corvina and Albacora.  We maintain our 4,000 barrels per day guidance for 2011 production based on the anticipated workovers in Corvina beginning in the second quarter in order to improve production in some of the original wells and the installation of the permanent production and injection facilities on the Albacora platform by year end.”  Mr. Zuñiga continued “Related to the process aimed at securing the permit to acquire the offshore 3-D seismic in Block Z-1, the public audiences were completed in early 2011 and we remain optimistic about obtaining the required permit by mid-year. In January of this year we closed on a $40 million credit agreement with Credit Suisse and we are in the process of exploring the availability of other credit facilities now that Corvina is in commercial production.”  Mr. Zuñiga concluded “Our 2011 capital expenditure program of $50 million primarily for the design and construction of an additional production platform for the Corvina oil field and for injection equipment to be installed on the platform in the Albacora oil field remains on track. In addition to capital expenditures, we plan to spend approximately $18 million on seismic acquisition in Block Z-1 and $4 million to complete the seismic acquisition programs in Blocks XXII and XXIII. All of this continues our goal of growing and strengthening the Company and our existing asset base by positioning us to resume and/or initiate drilling operations in our various blocks.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a 10% non-operating net profits interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.